CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III Reports Third Quarter 2011 Results

New York, NY, November 14, 2011 ˗ American Realty Capital Trust III, Inc. (“ARCT III” or the “Company”) announced today its operating results for the quarter ended September 30, 2011.

Third Quarter 2011 and Subsequent Events Highlights

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On October 5, 2011, ARCT III acquired a Walgreens drug store located in Staten Island, New York, for a purchase price of $4.6 million, excluding closing costs. The ground lease has an initial term of 21 years and expires in December 2025. The current annual rent is approximately $332,000 or $29.25 per rentable square foot.

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On October 11, 2011, ARCT III acquired a Walgreens drug store located in Coalinga, California, for a purchase price of $4.6 million, excluding closing costs. The lease for the property has an initial term of 25 years and expires in June 2033. The current annual rent is approximately $327,000 or $22.60 per rentable square foot.

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On October 31, 2011, ARCT III acquired a portfolio of 11 Dollar General stores located in Texas, Ohio, Florida and Missouri, for an aggregate purchase price of $12.5 million, excluding closing costs. The properties total approximately 109,000 rentable square feet, and the leases for the properties each have a 15-year term and a weighted average remaining term of approximately 14 years. The aggregate annualized rental income for the properties is approximately $1.0 million, or approximately $9.17 per rentable square foot.

Nine Month Period Ended September 30, 2011

-	As of September 30, 2011, ARCT III had 2.6 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP, for total gross proceeds of $26.4 million.

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As of September 30, 2011, ARCT III owned three properties consisting of 59,303 square feet, for an aggregate purchase price of $12.1 million, which were approximately 100% occupied with a weighted average remaining lease term of 13.6 years.

-	As of September 30, 2011, ARCT had no mortgage financings as the purchase price of the properties was funded entirely from equity proceeds received from its offering.

CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands)

	September 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Total real estate investments at cost	12,083	—
Cash	6,336	—
Prepaid expenses and other assets	919	—
Deferred financing costs, net	150	—
Deferred offering costs	—	402
Total assets	$19,488	$402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Derivatives, at fair value	$70	$—
Accounts payable and accrued expenses	638	202
Deferred rent	79	—
Distributions payable	18	—
Total liabilities	805	202
Total stockholders’ equity	18,683	200
Total liabilities and stockholders’ equity	$19,488	$402

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011

Rental income	$8	$8

Expenses:
Property operating	2	2
Operating fees to affiliates	—	—
Acquisition and transaction related	420	420
General and administrative	82	180
Total operating expenses	504	602
Net loss	$(496)	$(594)
Basic and diluted weighted average shares outstanding	685,340	244,217
Basic and diluted net loss per share	$(0.72)	$(2.43)

ARCT III is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire properties that are single tenant, long-term net leased to investment-grade and creditworthy tenants. ARCT III is offering the shares of common stock on a reasonable “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.